Exhibit 99.1

eGain Announces Financial Results for the Fourth Quarter and Fiscal Year Ended June 30, 2010

Fiscal Year 2010 Highlights

•	Recurring services revenue up 8% from the prior year

•	Income from operations of $1.2 million

•	Cash flow from operations of $2.5 million

Mountain View, Calif. (September 22, 2010) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the fourth quarter and fiscal year ended June 30, 2010.

Total revenue for the fourth quarter of fiscal year 2010 was $6.6 million, a decrease of 25% from the comparable year-ago quarter. Total revenue for the fiscal year 2010 was $29.9 million, a decrease of 10% from the prior year.

License revenue for the fourth quarter of fiscal year 2010 was $1.5 million, a decrease of 50% from the comparable year-ago quarter. License revenue for the fiscal year 2010 was $7.4 million, a decrease of 14% from the prior year. Recurring services revenue for the fourth quarter of fiscal year 2010 was $4.1 million, an increase of 4% from the comparable year-ago quarter. Recurring services revenue for the fiscal year 2010 was $16.6 million, an increase of 8% from the prior year. Professional services revenue for the fourth quarter of fiscal year 2010 was $1.0 million, a decrease of 47% from the comparable year-ago quarter. Professional services revenue for the fiscal year 2010 was $5.9 million, a decrease of 36% from the prior year.

Gross margin for the fourth quarter of fiscal year 2010 was 65%, compared to 68% in the comparable year-ago quarter. Gross margin for the fiscal year 2010 was 68%, unchanged from the prior year. Total operating costs and expenses for the fourth quarter of fiscal year 2010 were $5.6 million, an increase of 20% from the comparable year-ago quarter. Total operating costs and expenses for the fiscal year 2010 were $18.9 million, a decrease of 1% from the prior year.

Net loss for the fourth quarter of fiscal year 2010 was $1.7 million, or $(0.07) per share, compared to a net income of $929,000, or $0.04 per share on a basic and diluted basis for the comparable year-ago quarter. Net loss for the fourth quarter of fiscal year 2010 included stock-based compensation of $53,000 and interest and tax expense of $324,000, compared to stock-based compensation expense of $19,000 and a net of interest expense and tax benefit of $240,000 from the comparable year-ago quarter.

Net loss for the fiscal year 2010 was $127,000, or $(0.01) per share, compared to a net income of $2.2 million, or $0.11 per share on a basic and diluted basis for the prior year. Net loss for the fiscal year 2010 included stock-based compensation of $244,000 and interest and tax expense of $1.3 million, compared to stock-based compensation expense of $241,000 and a net of interest expense and tax benefit of $1.3 million for the prior year.

Total cash and cash equivalents were $5.7 million at June 30, 2010, compared to $7.5 million at June 30, 2009. Cash provided by operations was $2.5 million for the fiscal year 2010, compared to cash provided by operations of $3.7 million in the prior year. Bank borrowings declined to $115,000 at June 30, 2010 from $3.2 million at June 30, 2009. Days sales outstanding in receivables for the quarter ended June 30, 2010 were 40 days, compared to 44 days for the comparable year-ago quarter. Deferred revenues totaled $5.1 million at June 30, 2010, compared to $5.5 million at June 30, 2009.

“Our fiscal year 2010 top line result was less than what we expected at the start of the year,” said Ashu Roy, eGain CEO. “This was primarily due to our hybrid business model driven by our deployment flexibility. Our clients value our proven deployment flexibility across cloud and on-premise, so we are happy to provide it. Specifically, last quarter a very significant license transaction, over $5 million dollars, slipped. The good news is the deal closed in August, 2010. So we are off to an excellent start for fiscal year 2011. Top-line disappointment notwithstanding, I am delighted with our team’s strong execution for the year. In fiscal year 2010 we saw a healthy growth in our recurring services revenue and generated $2.5 million of operating cash even while we invested in smart customer-centric initiatives in a tough economy.

“We consolidated our product leadership with sustained research and development investment. In 2009, we were again rated a leader by Gartner in the “Magic Quadrant for E-Service Suites”. And in 2010, just hot off the press, we further improved our standing as a leader in the 2010 Gartner Magic Quadrant for Web Customer Service (renamed from E-Service). Our team is justifiably proud of this ‘threepeat’ accomplishment - they have earned it.”

Business Highlights

New Hosting and License Bookings¹

•

New hosting and license bookings for the fourth quarter of fiscal year 2010 were $2.8 million, a decrease of 38% from the comparable year-ago quarter. Of the total new hosting and license bookings in the fourth quarter of fiscal year 2010, 61% were from new hosting bookings and 39% were from new license bookings, compared to 28% from new hosting bookings and 72% from new license bookings in the comparable year-ago quarter.

•

New hosting and license bookings for the fiscal year 2010 were $13.1 million, a decrease of 14% from the prior year. Of the total new hosting and license bookings in the fiscal year 2010, 42% were from new hosting bookings and 58% were from new license bookings, compared to 29% from new hosting bookings and 71% from new license bookings in the prior year.

New milestones, products and industry recognition

•

eGain was positioned in the Leaders Quadrant by Gartner, Inc. in the “Magic Quadrant for E-Service Suites 2009” report. In the 2010 Gartner report (renamed “Magic Quadrant for Web Customer Service”) released in September 2010, eGain further improved its position in the Leaders Quadrant.

•	eGain released eGain Service™ 9 suite, the company’s most advanced Customer Interaction Hub solution with rich functional enhancement and significant platform improvement.

Partnerships

•

We have had an active and growing partner program in EMEA for some time. In fiscal year 2010, we expanded our efforts in developing North America partners. We believe the eGain proposition is compelling for value-added resellers (VARs) who have traditionally sold contact center technologies to enterprises. In fiscal year 2010 we signed agreements with 9 new partners.

•

We extended our multi-year relationship with Cisco Systems, Inc. to be their OEM supplier for email management and web collaboration products as part of the Cisco Contact Center Suite. Our partnership with Cisco continues to grow. We gain from Cisco’s global market reach. Conversely, Cisco benefits from our agile innovation and proven product leadership.

Customer Momentum

eGain continued to build new relationships with a wide range of enterprise customers in fiscal year 2010. Notable new customer relationships include:

•	One of the nation’s largest energy companies

•	One of the nations largest health insurers

•	A world-leading mobile telecommunications company

•	One of the world’s leading providers of fully integrated mobile communication services

•	A leading global provider of comprehensive testing and assessment services

•	A leading global beauty company

•	A premier online luxury fashion retailer

•	One of the UK’s largest customer management outsourcing companies

Market and Business Outlook

We are optimistic about our prospects for fiscal year 2011. Beyond the obvious running start – the one we got from the large deal that slipped from last quarter – we see growing market interest in our recently launched products. In response, we are increasing our investment in direct sales and partner development.

For fiscal year 2011 we currently expect an increase in new total revenue of 20% when compared to fiscal year 2010. In addition, we currently expect to generate positive cash flows from operations in fiscal year 2011, while planning to invest a significant portion of our anticipated top-line growth back into growing our distribution capability.

¹We define New Hosting and License Bookings as new contractual commitments (excluding renewals) received by the company for the purchase of product licenses and hosting services. Such contracts are not cancelable for convenience but may be subject to termination by our customers for cause or breach of contract by us. Furthermore, because we offer a hybrid delivery model, the mix of new license and hosting business in a quarter could also have an impact on our revenue in a particular quarter. Due to effects that these trends have on our short-term revenue and profitability, we believe that it is useful to disclose New Hosting and License Bookings detail in this and future financial releases. We use this metric internally to focus management on the productivity of the sales team and period-to-period changes in our core business. Therefore, we believe that this information is meaningful and helpful in allowing individuals to better assess the ongoing nature of our core operations.

About eGain Communications Corporation

eGain (OTC BB: EGAN.OB) is the leading provider of multichannel customer service and knowledge management software for in-house or cloud deployment. For more than a decade, hundreds of enterprises have relied on eGain to transform their traditional call centers and eService operations into multichannel customer interaction hubs. eGain solutions are designed to improve customer experience, contact center agent productivity, and service process efficiencies.

Headquartered in Mountain View, California, eGain has operating presence in North America, EMEA and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC). Also, follow us on Twitter at @eGain (http://twitter.com/egain) and Facebook at (http://facebook.com/egain).

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Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain’s plans, forecasts (including the above stated guidance), beliefs, projections, expectations, strategies and intentions, including but not limited to our allocation of resources, future financial performance and business plans and projections, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; our ability to invest resources to improve our products and continue to innovate; the anticipated customer benefits from our products; our partnership with Cisco; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on September 28, 2009, and the Company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Jamie Abayan	IRegain@eGain.com

650-230-7532

PR@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2010	June 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$5,733	$7,511
Restricted cash	13	13
Accounts receivable, net	2,955	4,308
Prepaid and other current assets	512	538

Total current assets	9,213	12,370

Property and equipment, net	869	995
Goodwill, net	4,880	4,880
Other assets	354	391

Total assets	$15,316	$18,636

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$1,146	$979
Accrued compensation	1,987	2,429
Accrued liabilities	1,946	2,141
Current portion of deferred revenue	4,917	5,398
Current portion of capital lease obligation	157	181
Current portion of bank borrowings	115	3,125

Total current liabilities	10,268	14,253

Deferred revenue, net of current portion	186	133
Capital lease obligation, net of current portion	28	187
Related party notes payable	8,724	7,697
Bank borrowings, net of current portion	—	115
Other long term liabilities	273	344

Total liabilities	19,479	22,729

Stockholders’ deficit:
Common stock	22	22
Additional paid-in capital	323,700	323,550
Notes receivable from stockholders	(79)	(76)
Accumulated other comprehensive loss	(596)	(506)
Accumulated deficit	(327,210)	(327,083)

Total stockholders’ deficit	(4,163)	(4,093)

Total liabilities and stockholders’ deficit	$15,316	$18,636

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009
Revenue:
License	$1,512	$3,022	$7,389	$8,613
Recurring services	4,093	3,926	16,617	15,382
Professional services	1,042	1,962	5,871	9,224

Total revenue	6,647	8,910	29,877	33,219
Cost of license	16	209	168	263
Cost of recurring services	1,107	1,130	4,492	4,371
Cost of professional services	1,192	1,493	5,048	6,112

Gross profit	4,332	6,078	20,169	22,473

Operating costs and expenses:
Research and development	1,653	1,178	5,510	5,481
Sales and marketing	2,981	2,731	10,226	10,465
General and administrative	939	735	3,211	3,271

Total operating costs and expenses	5,573	4,644	18,947	19,217

Income / (loss) from operations	(1,241)	1,434	1,222	3,256
Interest expense, net	(285)	(297)	(1,123)	(1,435)
Other income / (expense), net	(92)	(265)	(67)	230

Income / (loss) before income tax	(1,618)	872	32	2,051
Benefit / (provision) for income taxes	(39)	57	(159)	129

Net income / (loss)	$(1,657)	$929	$(127)	$2,180

Per share information:

Basic net income/ (loss) per common share	$(0.07)	$0.04	$(0.01)	$0.11

Diluted net income / (loss) per common share	$(0.07)	$0.04	$(0.01)	$0.11

Weighted average shares used in computing basic net income / (loss) per common share	22,137	22,213	22,180	20,611

Weighted average shares used in computing diluted net income / (loss) per common share	22,137	22,214	22,180	20,612